Exhibit 99(a)(1)(A)

NORTHSTAR REAL ESTATE CAPITAL INCOME FUND-T

OFFER TO REPURCHASE COMMON SHARES OF BENEFICIAL

INTEREST FOR CASH AT A PURCHASE PRICE EQUAL

TO THE NET ASSET VALUE PER SHARE AS OF JULY 5, 2018

ORDERS FOR REPURCHASE MUST BE RECEIVED BY

NORTHSTAR REAL ESTATE CAPITAL INCOME FUND-T

ON OR BEFORE JULY 5, 2018

THE OFFER WILL EXPIRE AT 4:00 P.M., EASTERN TIME, ON

JULY 5, 2018, UNLESS THE OFFER IS EXTENDED.

To the Shareholders of NorthStar Real Estate Capital Income Fund-T:

NorthStar Real Estate Capital Income Fund-T, an externally managed, non-diversified, closed-end management investment company formed as a Delaware statutory trust (the “Trust,” “we” or “us”), is offering to repurchase up to 15,160 shares of beneficial interest, par value $0.001 per share (the “Shares”). The Trust will limit the number of Shares to be repurchased in any calendar quarter to 5.0% of the weighted average number of Shares outstanding in the previous full calendar quarter prior to the date upon which the notification to repurchase Shares was provided to Shareholders. The purpose of this Offer (as defined below) is to provide Shareholders with liquidity because there is otherwise no public market for the Shares. See Section 2 below. The Offer is made upon the terms and subject to the conditions set forth in this Offer to Repurchase and the related Letter of Transmittal (which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer”). The Offer is for cash at a price equal to the net asset value per Share (“NAV per Share”) as of July 5, 2018 (the “Purchase Price”). As an example of the Purchase Price, the NAV per Share on May 18, 2018, the business day prior to the date of the Trust’s filing of this Offer to Repurchase, was $9.00 per Share. The Purchase Price for Shares in this Offer may be higher or lower than this amount. The Offer will expire at 4:00 P.M., Eastern Time, on July 5, 2018 (the “Expiration Date”), unless extended.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 1 AND SECTION 3 BELOW.

IMPORTANT INFORMATION

Shareholders who desire to tender their Shares should either: (i) for Shareholders who hold their Shares directly with the Trust through DST Systems, Inc. (“directly held accounts”), properly complete and sign the Letter of Transmittal, provide thereon the original of any required signature guarantee(s) and mail or deliver it and any other documents required by the Letter of Transmittal; or (ii) for Shareholders who hold their Shares through a financial intermediary, such as a broker dealer, commercial bank, custodian, trust company or other nominee (“financial intermediary-controlled accounts”), request the financial intermediary to effect the transaction on their behalf. Shareholders who desire to tender Shares registered in the name of such a firm must contact that firm to effect a tender on their behalf. Tendering Shareholders will not be obligated to pay brokerage commissions in connection with their tender of Shares, but they may be charged a fee by such a firm for processing the tender(s). The Trust reserves the absolute right to reject tenders determined not to be in appropriate form, subject to the rights of tendering shareholders to challenge the Trust’s determination in a court of competent jurisdiction.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

NONE OF THE TRUST, ITS BOARD OF TRUSTEES (THE “BOARD” ) OR CNI RECF ADVISORS, LLC, (THE “ADVISOR”), THE INVESTMENT ADVISOR TO THE TRUST, MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE TRUST, THE BOARD OR THE ADVISOR AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE TRUST, THE BOARD OR THE ADVISOR. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if the information contained herein is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offer to Repurchase is May 21, 2018.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstance or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Offer materials shall not under any circumstances create any implication that the information contained therein is current as of any time subsequent to the date of such information.

TABLE OF CONTENTS

SUMMARY TERM SHEET			3

1.	Purchase Price; Number of Shares; Expiration Date.		6

2.	Purpose of the Offer; Plans or Proposals of the Trust.		7

3.	Certain Conditions of the Offer.		8

4.	Procedures for Tendering Shares.		9

	a.	Proper Tender of Shares and Method of Delivery for Directly Held Accounts.	9

	b.	Proper Tender of Shares and Method of Delivery for Financial Intermediary-Controlled Accounts	9

	c.	Determination of Validity.	10

	d.	United States Federal Income Tax Withholding.	10

5.	Withdrawal Rights.		10

6.	Payment for Shares.		11

7.	Source and Amount of Funds.		11

8.	Financial Statements.		11

9.	Interest of Trustees, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.		12

10.	Certain Effects of the Offer.		13

11.	Certain Information about the Trust.		13

12.	Additional Information.		14

13.	Certain United States Federal Income Tax Consequences.		14

	a.	U.S. Shareholders.	14

	b.	Non-U.S. Shareholders.	15

14.	Amendments; Extension of Tender Period; Termination.		16

15.	Forward Looking Statements; Miscellaneous.		16

SUMMARY TERM SHEET

(Section references are to this Offer to Repurchase)

This Summary Term Sheet highlights the material information concerning this Offer. For a more complete discussion of the terms and conditions of the Offer, you should read carefully the entire Offer to Repurchase and the related Letter of Transmittal (for directly held accounts), which will be mailed to Shareholders on or around May 21, 2018.

What is the Offer?

•	We are offering to purchase up to 15,160 Shares. The Trust will further limit the number of Shares to be repurchased in any calendar quarter to 5.0% of the weighted average number of Shares outstanding in the previous full calendar quarter prior to the date upon which the notification to repurchase Shares was provided to Shareholders. The Offer is for cash at a price equal to the NAV per Share as of July 5, 2018 upon the terms and subject to the conditions set forth in this Offer to Repurchase and the related Letter of Transmittal (for directly held accounts). As an example of the Purchase Price, the NAV per Share on May 18, 2018, the business day prior to the date of this Offer to Repurchase, was $9.00 per Share. The Purchase Price for Shares in this Offer may be higher or lower than this amount. See Section 2 below for a more complete description of the Offer.

Why is the Trust making the tender offer?

•	The Offer is designed to provide a measure of liquidity to holders of Shares, for which there is otherwise no current public market. Pursuant to our prospectus dated April 30, 2018 (as amended or supplemented, the “Prospectus”), we indicated our intention to make quarterly repurchase offers for our Shares. See Section 2 below.

When will the Offer expire, and may the Offer be extended?

•	The Offer will expire at 4:00 P.M., Eastern Time, on July 5, 2018, unless extended. The Trust may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 A.M., Eastern Time, on the next business day after the Offer otherwise would have expired. See Section 14 below.

What is the most recent NAV per Share?

•	On May 18, 2018, the business day prior to the date of this Offer to Repurchase, the NAV per Share was $9.00.

Are there conditions to the Offer?

•	Yes. You must tender at least 25% of the Shares that you own. If you choose to tender only a portion of your Shares, you generally must maintain a minimum balance of $4,000 (unless the Trust waives the minimum balance requirement) following the tender of Shares for repurchase. If the amount of repurchase requests exceeds the number of Shares we seek to repurchase, we will repurchase Shares on a pro rata basis. See Section 1 and Section 3 below for a more complete description of the conditions to the Offer.

How do I tender my Shares if I have a directly held account?

•	If your Shares are registered in your name in a directly held account, you should obtain the Offer, which consists of the Offer to Repurchase, the related Letter of Transmittal and any amendments or supplements thereto, read the materials, and if you should decide to tender, complete a Letter of Transmittal and submit any other documents required by the Letter of Transmittal. These materials must be received by the Trust directly at the address listed on page 9 of this Offer to Repurchase, in proper form, before 4:00 P.M., Eastern Time, on July 5, 2018 (unless the Offer is extended by the Trust, in which case the new deadline will be as stated in the public announcement of the extension). See Section 4 below.

How do I tender my Shares if I have a financial intermediary-controlled account?

•	If your Shares are registered in a financial intermediary’s name in a financial intermediary-controlled account at a broker dealer, commercial bank, custodian, trust company or other nominee, you should contact that firm to obtain the package of information necessary to make your decision, and you can only tender your Shares by directing that firm to complete, compile and deliver the necessary notification for submission to the Trust by 4:00 P.M., Eastern Time, on July 5, 2018 (unless the Offer is extended by the Trust, in which case the new deadline will be as stated in the public announcement of the extension). See Section 4 below.

Is there any cost to me to tender?

•	There is no cost charged by the Trust in connection with this Offer. Your financial intermediary may charge you fees according to its individual policies.

May I withdraw my Shares after I have tendered them and, if so, by when?

•	Yes, you may withdraw your Shares at any time prior to the expiration of the Offer (including any extension period). If you hold your Shares in a directly held account, you may do so by submitting a signed letter of instruction to the Trust at the address listed on page 9 of this Offer to Repurchase. If you hold your Shares in a financial intermediary-controlled account, you should contact that firm to withdraw your tender. See Section 5 below.

May I place any conditions on my tender of Shares?

•	No.

Is there a limit on the number of Shares I may tender?

•	No. However, we are limiting the aggregate number of Shares to be repurchased from all Shareholders up to 5.0% of the weighted average number of Shares outstanding in the previous full calendar quarter prior to the date upon which the notification to repurchase Shares was provided to Shareholders. In addition, in order to tender Shares to be repurchased, a Shareholder must tender at least 25% of the Shares owned by such Shareholder. A Shareholder who tenders some but not all of his or her Shares for repurchase generally will be required to maintain a minimum balance of $4,000 (unless the Trust waives the minimum balance requirement) following a tender of Shares for repurchase. See Section 1 below.

What if more than the amount of Shares offered for repurchase are tendered (and not timely withdrawn)?

•	The Trust will purchase duly tendered Shares from tendering Shareholders pursuant to the terms and conditions of the Offer on a pro rata basis in accordance with the number of Shares tendered by each Shareholder (and not timely withdrawn).

If I decide not to tender, how will the Offer affect the Shares I hold?

•	If the Trust purchases Shares pursuant to the Offer, your percentage ownership interest in the Trust will increase after completion of the Offer. See Section 10 below.

Does the Trust have the financial resources to make payment for Shares accepted in the Offer?

•	Yes. See Section 7 below.

If Shares I tender are accepted by the Trust, when will payment be made?

•	Payment for properly tendered Shares (not timely withdrawn) will be made promptly following expiration of the Offer. See Section 6 below.

Is my sale of Shares in the Offer a taxable transaction?

•	For most Shareholders, yes. The sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” If the Sale of Shares pursuant to the Offer is treated as a "sale or exchange," the sale date for tax purposes will be the date the Trust accepts Shares for purchase. See Section 13 below for details. Section 13 also discusses the treatment of Non-U.S. Shareholders (as defined below). Please consult your tax advisor as well.

Is the Trust required to complete the Offer and purchase all Shares tendered, assuming the total Shares tendered are less than the total Shares offered?

•	Under most circumstances, yes. There are certain circumstances, however, in which the Trust will not be required to purchase any Shares tendered, as described in Section 3 below.

Is there any reason Shares tendered would not be accepted?

•	In addition to those circumstances described in Section 3 in which the Trust is not required to accept tendered Shares, the Trust has reserved the right to reject any and all tenders determined by it not to be in appropriate form, subject to the rights of tendering Shareholders to challenge the Trust’s determination in a court of competent jurisdiction. For example, tenders for directly held accounts will be rejected if the tender does not include an original signature(s) or the original of any required signature guarantee(s).

How will tendered Shares be accepted for payment?

•	Properly tendered Shares will be accepted for payment by the Trust promptly following expiration of the Offer. See Section 6 below.

What action need I take if I decide not to tender my Shares?

•	None.

Does management encourage Shareholders to participate in the Offer and will they participate in the Offer?

•	No. None of the Trust, the Board or the Advisor is making any recommendation to tender or not to tender Shares in the Offer. Based upon information provided or available to us, none of our trustees, officers or affiliates intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person. See Section 9 below.

How do I obtain information?

•	Questions and requests for assistance or requests for additional copies of the Offer to Repurchase, the Letter of Transmittal and all other Offer documents should be directed to NorthStar Real Estate Capital Income Fund-T at (877) 940-8777. If you do not own Shares directly, you should obtain this information and the documents from your financial intermediary.

For directly held accounts, the properly completed Letter of Transmittal should be sent to the Trust at the following address:

For delivery by regular mail:	For delivery by registered, certified or express mail, by overnight courier or by personal delivery:

NorthStar Real Estate Capital Income Fund-T c/o DST Systems, Inc. P.O. Box 219923 Kansas City, MO 64121-9923	NorthStar Real Estate Capital Income Fund-T c/o DST Systems, Inc. 430 West 7th Street Kansas City, MO 64105-1407

1.	Purchase Price; Number of Shares; Expiration Date.

NorthStar Real Estate Capital Income Fund-T, an externally managed, non-diversified, closed-end management investment company formed as a Delaware statutory trust, is offering to purchase up to 15,160 Shares, which is the number of Shares to be repurchased in any calendar quarter to 5.0% of the weighted average number of Shares outstanding in the previous full calendar quarter prior to the date upon which the notification to repurchase Shares was provided to Shareholders. See Section 2 below. The Offer is for cash at a price equal to the NAV per Share as of July 5, 2018. As an example of the Purchase Price, the NAV per Share on May 18, 2018, the business day prior to the date of this Offer to Repurchase, was $9.00 per Share. The Purchase Price for Shares in this Offer may be higher or lower than this amount. You will not receive interest on the Purchase Price under any circumstances.

If you wish to tender your Shares for repurchase, you must tender at least 25% of the Shares that you own. If you choose to tender only a portion of your Shares, you must maintain a minimum balance of $4,000 (unless the Trust waives the minimum balance requirement) following a tender of Shares for repurchase. If more than the number of Shares offered for repurchase are duly tendered pursuant to the Offer (and not withdrawn, as provided in Section 5 below), we will repurchase Shares on a pro rata basis, in accordance with the number of Shares duly tendered by or on behalf of each Shareholder (and not so withdrawn). As a result, we may repurchase less than the full amount of Shares that you tender for repurchase. To the extent you seek to tender all of the Shares that you own and the Trust repurchases less than the full amount of Shares that you request to have repurchased, you may maintain a balance of Shares of less than $4,000 following such share repurchase.

As of May 18, 2018, there were 342,852 Shares issued and outstanding, and there were 60 holders of record of Shares. Certain of these holders of record were broker dealers, commercial banks, custodians, trust companies and other institutions that held Shares in nominee name on behalf of multiple beneficial owners.

The Offer will remain open until 4:00 P.M., Eastern Time, on July 5, 2018, unless we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer remains open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 14 below for a description of our rights to extend, delay, terminate and/or amend the Offer.

If the Trust materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Trust will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Securities Exchange Act of 1934, as amended (the “ Exchange Act ”). These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Trust increases or decreases the price to be paid for Shares, or the Trust increases or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten (10) business days.

A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, Eastern Time.

In the judgment of the Board, including the independent trustees, the Offer is in the best interests of our Shareholders and does not violate applicable law.

The Board also considered the following factors, among others, in making its determination regarding whether to cause us to offer to repurchase Shares and under what terms:

•	the effect of such repurchases on the Trust’s and/or the NorthStar Real Estate Capital Income Master Fund’s (the “Master Fund”) qualification as a regulated investment company (“RIC”) under Subchapter M of U.S. Internal Revenue Code of 1986, as amended (the "Code") (including the consequences of any necessary asset sales);

•	the liquidity of the Master Fund’s assets (including fees and costs associated with disposing of assets);

•	the Master Fund’s investment plans;

•	our and the Master Fund’s working capital requirements;

•	our history in repurchasing Shares or portions thereof; and

•	the condition of the securities markets.

The Board has approved this Offer. The Board recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and Shareholders should consult with their personal advisors if they have questions about their financial or tax situations. As a result, we are not expressing any opinion as to whether a Shareholder should accept or reject this Offer.

2.	Purpose of the Offer; Plans or Proposals of the Trust.

The purpose of the Offer is to provide liquidity to our Shareholders because there is otherwise no public market for the Shares. In the Prospectus, we indicated our intention to periodically repurchase a limited number of Shares at a price equal to the NAV per Share in effect on each date of repurchase. This intention is a recognition of the fact that our Shares are not listed on a national securities exchange and have limited liquidity prior to the occurrence of a “liquidity event,” as defined in the Prospectus to include, among other things, (i) the purchase by the Master Fund for cash of all the Trust’s Master Fund shares at NAV and the distribution of that cash to the Trust’s Shareholders on a pro rata basis in connection with the Trust’s complete liquidation and dissolution; (ii) subject to the approval of the Shareholders of each feeder fund, including the Trust, a listing of the Master Fund shares on a national securities exchange and the liquidation and dissolution of each feeder fund, including the Trust, at which point all Shareholders of each feeder fund would become direct shareholders of the Master Fund; or (iii) a merger or another transaction approved by the Board and the Master Fund board in which the Shareholders will receive cash or securities of a publicly-traded company. In the Prospectus, we indicated that, from time to time, we may offer to repurchase Shares at such times and on such terms as may be determined by the Board in its complete and absolute discretion. Our assets consist primarily of our interest in shares of the Master Fund. Therefore, in order to fund the repurchase of Shares pursuant to the Offer, we may find it necessary to liquidate all or a portion of our interest in the Master Fund’s shares. As a result, the Offer may be conducted in parallel with a corresponding repurchase offer made by the Master Fund with respect to its shares. See Section 11 below.

In this regard, in the Prospectus, we indicated our intention to make quarterly offers to repurchase Shares pursuant to written tenders by our Shareholders. In the Prospectus, we stated that these repurchases would be made at such times and on such terms as may be determined by the Board, in its complete and absolute discretion. Although the decision whether to repurchase Shares is at the Board’s sole discretion, we announced our intention to limit the number of Shares to be repurchased up to the number of Shares that can be repurchased with the aggregate proceeds the Trust receives from the issuance of Shares under its DRP for the previous quarter, and/or the aggregate proceeds it has received from the sale of Shares, other than such Shares issued pursuant to its DRP for the previous calendar month immediately prior to the date upon which the notification to repurchase Shares was provided to Shareholders. We also indicated that the Board may, in its sole discretion, determine to limit the number of Shares to be repurchased to an amount that is greater than or less than the amounts described above. In addition, we will limit the number of Shares to be repurchased in any calendar quarter to not more than 5% of the weighted average number of Shares outstanding in the previous full calendar quarter, though the actual number of Shares that we offer to repurchase may be less in light of the limitations noted above.

Except as previously disclosed by us or as may occur in the ordinary course of business, we do not have any present plans or proposals and are not engaged in any negotiations that relate to or would result in: (i) any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Trust or any of its subsidiaries; (ii) other than in connection with transactions in the ordinary course of the Trust’s operations and for purposes of funding the Offer, any purchase, sale or transfer of a material amount of assets of the Trust or any of its subsidiaries; (iii) any material change in the Trust’s present distribution rate or policy, or indebtedness or capitalization of the Trust; (iv) any change in the composition of the Board or management of the Trust, including, but not limited to, any plans or proposals to change the number or the term of members of the Board, to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer; (v) any other material change in the Trust’s corporate structure or business, including any plans or proposals to make any changes in the Trust’s investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940, as amended (the “1940 Act ”); (vi) any class of the Trust’s equity securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a registered national securities association; (vii) any class of the Trust’s equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; (viii) the suspension of the Trust’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; (ix) other than in connection with transactions in the ordinary course of the Trust’s operations, the acquisition by any person of additional securities of the Trust, or the disposition of securities of the Trust; or (x) any changes in the Trust’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Trust.

3.	Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to purchase any Shares tendered pursuant to the Offer if such repurchase will cause us to be in violation of the securities, commodities or other laws of the United States or any other relevant jurisdiction. Further, we will not be required to purchase any Shares tendered in the Offer if there is any (i) material legal action or proceeding instituted or threatened which challenges, in the Board’s judgment, the Offer or otherwise materially adversely affects the Trust, (ii) declaration of a banking moratorium by federal, state or foreign authorities or any suspension of payment by banks in the United States, the State of New York or in a foreign country that is material to the Trust, (iii) limitation which affects the Trust or the issuers of its portfolio securities imposed by federal, state or foreign authorities on the extension of credit by lending institutions or on the exchange of foreign currencies, (iv) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any foreign country that is material to the Trust or (v) other event or condition which, in the Board’s judgment, would have a material adverse effect on the Trust or its Shareholders if Shares tendered pursuant to the Offer were purchased.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and any such condition may be waived by us, in whole or in part, at any time and from time to time in our reasonable judgment. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts or circumstances; and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time; provided that any such waiver shall apply to all tenders of Shares. Any determination by us concerning the events described in this Section 3 shall be final and binding, subject to the rights of tendering Shareholders to challenge our determination in a court of competent jurisdiction.

We reserve the right at any time during the pendency of the Offer to amend, extend or terminate the Offer in any respect. See Section 14 below.

4.	Procedures for Tendering Shares.

Participation in the Offer is voluntary. If you elect not to participate in the Offer, your Shares will remain outstanding. To participate in the Offer, directly held accounts must complete and deliver the accompanying Letter of Transmittal to us at:

For delivery by regular mail:	For delivery by registered, certified or express mail, by overnight courier or by personal delivery:

NorthStar Real Estate Capital Income Fund-T c/o DST Systems, Inc. P.O. Box 219923 Kansas City, MO 64121-9923	NorthStar Real Estate Capital Income Fund-T c/o DST Systems, Inc. 430 West 7th Street Kansas City, MO 64105-1407

The Letter of Transmittal must be received by us at the address above before 4:00 P.M., Eastern Time, on the Expiration Date.

Financial intermediary-controlled accounts must instruct the firm holding such Shares to tender the Shares electronically before 4:00 P.M., Eastern Time, on the Expiration Date.

a.	Proper Tender of Shares and Method of Delivery for Directly Held Accounts.

For Shares in directly held accounts to be properly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal bearing original signature(s) for all Shares to be tendered and any other documents required by the Letter of Transmittal must be physically received by us at the address listed above before 4:00 P.M., Eastern Time, on the Expiration Date. These materials may be sent via mail, courier or personal delivery.

Shareholders have the responsibility to cause their Shares to be tendered, the Letter of Transmittal properly completed and bearing original signature(s) and the original of any required signature guarantee(s), and any other documents required by the Letter of Transmittal, to be timely delivered. Timely delivery is a condition precedent to acceptance of Shares for purchase pursuant to the Offer and to payment of the Purchase Price.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING SHAREHOLDER. IF DOCUMENTS ARE SENT BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

b.	Proper Tender of Shares and Method of Delivery for Financial Intermediary-Controlled Accounts

Shareholders who desire to tender Shares registered in the name of a financial intermediary, such as a broker dealer, commercial bank, custodian, trust company or other nominee must contact that firm to effect a tender on their behalf. The financial intermediary must submit the request electronically to the Trust before 4:00 P.M., Eastern Time, on the Expiration Date.

NONE OF THE TRUST, THE BOARD, OR THE ADVISOR IS OR WILL BE OBLIGATED TO INSURE THAT YOUR FINANCIAL INTERMEDIARY, SUBMITS TO YOU THIS REPURCHASE OFFER OR SUBMITS YOUR TENDER OF SHARES TO THE FUND ON YOUR BEHALF.

c.	Determination of Validity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the rights of tendering Shareholders to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders determined not to be in appropriate form or to refuse to accept for payment, purchase or pay for, any Shares if, in the opinion of our counsel, accepting, purchasing or paying for such Shares would be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer or any defect in any tender, whether generally or with respect to any particular Share(s) or Shareholder(s). Our interpretations, in consultation with our counsel, of the terms and conditions of the Offer shall be final and binding, subject to the rights of tendering Shareholders to challenge our determination in a court of competent jurisdiction.

NONE OF THE TRUST, THE BOARD, THE ADVISOR OR ANY OTHER PERSON IS OR WILL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECT OR IRREGULARITY IN ANY TENDER, AND NONE OF THEM WILL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

d.	United States Federal Income Tax Withholding.

To prevent the imposition of U.S. federal backup withholding tax on the gross payments made pursuant to the Offer, prior to receiving such payments, each Shareholder accepting the Offer who has not previously submitted to the Trust a correct, completed and signed Internal Revenue Service (“ IRS”) Form W-9 (“Form W-9”) (for U.S. Shareholders) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY ”), IRS Form W-8ECI (“Form W-8ECI”) or other applicable form (for Non-U.S. Shareholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Trust. See Section 13 below. The applicable rate for backup withholding is currently 24%.

For this purpose, a “U.S. Shareholder” is, in general, a shareholder that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. A “Non-U.S. Shareholder” is any shareholder other than a U.S. Shareholder.

5.	Withdrawal Rights.

At any time prior to 4:00 P.M., Eastern Time, on the Expiration Date, any Shareholder may withdraw any number of the Shares that the Shareholder has tendered.

For directly held accounts, for a withdrawal to be effective, a written letter of instruction must be timely received by us via mail, courier or personal delivery at the address listed on page 9 of this Offer to Repurchase. Any letter of instruction must specify the name(s) of the Shareholder having tendered the Shares to be withdrawn, the Shareholder’s account number, and the number of Shares to be withdrawn.

For financial intermediary-controlled accounts, Shareholders should contact their financial intermediary to withdraw any Shares that the Shareholder has tendered.

All questions as to the validity, form and eligibility (including time of receipt) of letters of intent or notification from a financial intermediary will be determined by us, in our sole discretion, which determination shall be final and binding, subject to the rights of tendering Shareholders to challenge our determination in a court of competent jurisdiction. Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer. Withdrawn Shares, however, may be re-tendered by following the procedures described in Section 4 above prior to 4:00 P.M., Eastern Time, on the Expiration Date.

6.	Payment for Shares.

Our acceptance of your Shares will form a binding agreement between you and the Trust on the terms and subject to the conditions of this Offer. We will have accepted for payment Shares validly submitted for purchase and not withdrawn, when we give oral or written notice to DST Systems, Inc., our transfer agent (the “Transfer Agent ”), of our acceptance for payment of such Shares pursuant to the Offer. You will not receive interest on the Purchase Price under any circumstances.

In the case of Shareholders with directly held accounts, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by us of: (i) a Letter of Transmittal properly completed and bearing an original signature(s) and any required signature guarantee(s); and (ii) any other documents required by the Letter of Transmittal. Shareholders may be charged a fee by a broker dealer or other institution for processing the tender request.

In the case of Shareholders with financial intermediary-controlled accounts, payment for Shares purchased pursuant to the Offer will be made only after timely receipt of tender instructions by your financial intermediary.

We will pay any transfer taxes payable on the transfer of Shares purchased pursuant to the Offer. If, however, tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of any such transfer taxes (whether imposed on the registered holder(s) or such other person(s)) payable on account of the transfer to such person of such Shares will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. We will not be obligated to purchase Shares pursuant to the Offer under certain conditions. See Section 3 above.

Any tendering Shareholder or other payee who has not previously submitted a correct, completed and signed Form W-9, Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI or other appropriate form, as necessary, and who fails to complete fully and sign either the Form W-9 in the Letter of Transmittal or other appropriate form (e.g., Form W-8BEN, Form W-8BEN-E, Form W-8IMY or Form W-8ECI) and provide such properly completed form to us may be subject to federal backup withholding tax on the gross proceeds paid to such Shareholder or other payee pursuant to the Offer. The applicable rate for backup withholding is currently 24%. See Section 13 regarding this tax as well as possible withholding at the rate of 30% (or lower applicable treaty rate) on the gross proceeds payable to tendering Non-U.S. Shareholders.

7.	Source and Amount of Funds.

The total cost to us of purchasing the estimated maximum of 15,160 of our issued and outstanding Shares pursuant to the Offer, assuming a Purchase Price of $9.00 per Share based upon the NAV per Share as of May 18, 2018, the business day prior to the date of this Offer to Repurchase, would be $136,440. As discussed in Section 1, we are limiting the aggregate number of Shares to be repurchased in any calendar quarter to 5.0% of the weighted average number of Shares outstanding in the previous full calendar quarter prior to the date upon which the notification to repurchase was provided to Shareholders. In addition, we will limit the number of Shares to be repurchased in any calendar year to 20.0% of the weighted average number of Shares outstanding in the prior calendar year. Our assets consist primarily of our interest in shares of the Master Fund. Therefore, in order to fund the repurchase of Shares pursuant to the Offer, we may find it necessary to liquidate all or a portion of our interest in the Master Fund’s shares. As a result, the Offer may be conducted in parallel with a corresponding repurchase offer made by the Master Fund with respect to its shares.

8.	Financial Statements.

Financial statements have not been included herein because the consideration offered to Shareholders consists solely of cash; the Offer is not subject to any financing condition; and the Trust is a public reporting company under Section 13(a) of the Exchange Act and Section 30 of the 1940 Act and the rules and regulations thereunder and files its reports electronically on the EDGAR system.

Information about the Trust and reports filed with the U.S. Securities and Exchange Commission (the “SEC”) can be viewed and copied at the SEC’s Public Reference Room in Washington, D.C. Information about the Reference Room’s operations may be obtained by calling the SEC at (202) 551-8090. Reports and other information about the Trust are available on the EDGAR Database on the SEC’s Internet site ( www.sec.gov ), and copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549.

9.	Interest of Trustees, Executive Officers and Certain Related Persons; Transactions and Arrangements Concerning the Shares.

Summary of Ownership by Officers and Trustees

The following table sets forth, as of May 18, 2018, information with respect to the beneficial ownership of our Shares by:

•	each of our trustees and executive officers; and

•	all of our trustees and executive officers as a group.

	Shares Beneficially Owned as of May 18, 2018
Name(1)	Number of Shares	Percentage(2)
Interested Trustees:
Kevin P. Traenkle	0	*
Independent Trustees:
Daniel Altobello	0	*
Dianne Hurley	0	*
Gregory Samay	0	*

Executive Officers:
Frank V. Saracino	0	*
Robert C. Gatenio	0	*
Sandra M. Forman	0	*
All trustees and executive officers as a group (7 persons)	0	*

*	Less than one percent.

(1)	The address of each beneficial owner is c/o NorthStar Real Estate Capital Income Fund-T, 590 Madison Avenue, 34th Floor, New York, NY 10022.

(2)	Based on a total of 342,852 Shares issued and outstanding on May 18, 2018.

During the sixty days prior to May 18, 2018, we have issued an aggregate of 8,648 Shares at an average price per Share of $9.00 for gross proceeds of approximately $77,817. The number of Shares sold during this period includes an aggregate of approximately $23,888 of Shares issued pursuant to our DRP. Except for transactions pursuant to the DRP, based upon our records and upon information provided to us, there have not been any other transactions in Shares that were effected during such period by any of our trustees or executive officers, any person controlling the Trust, any trustee or executive officer of any corporation or other person ultimately in control of the Trust, any associate or minority-owned subsidiary of the Trust or any executive officer or manager of any subsidiary of the Trust. Neither we nor, to the best of our knowledge, any of the above-mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations). Based upon information provided or available to us, none of our trustees, officers or affiliates intends to tender Shares pursuant to the Offer. The Offer does not, however, restrict the purchase of Shares pursuant to the Offer from any such person.

10.	Certain Effects of the Offer.

The purchase of Shares pursuant to the Offer may have the effect of increasing the proportionate interest in the Trust of Shareholders who do not tender Shares. All Shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the number of outstanding Shares and the reduction in the Trust’s assets resulting from payment for the tendered Shares. See Section 7 above. All Shares purchased by the Trust pursuant to the Offer will be retired and thereafter will be authorized and unissued Shares.

11.	Certain Information about the Trust.

We are an externally managed, non-diversified, closed-end management investment company that is registered under the 1940 Act. We intend to elect to be treated for U.S. federal income tax purposes, and intend to qualify annually thereafter, as a RIC under Subchapter M of the Code beginning with the taxable year ending December 31, 2018.

The Trust’s primary investment objectives are to generate attractive and consistent income through cash distributions and preserve and protect Shareholders’ capital, with a secondary objective of capital appreciation. We seek to achieve our investment objectives by investing substantially all of the net proceeds from the sale of our Shares in the Master Fund. The Master Fund is a separate, non-diversified, closed-end management investment company that is registered under the 1940 Act and has the same investment objectives as the Trust. The Trust and the Master Fund are managed by CNI RECF Advisors, LLC, a private investment firm that is registered as an investment adviser with the SEC and is an affiliate of ours. The Advisor oversees the management of the Master Fund’s activities and is responsible for making investment decisions for the Master Fund’s portfolio. All investments are made at the Master Fund level; therefore, our investment results correspond directly to the investment results of the Master Fund. The Master Fund’s lending-focused investment strategy emphasizes its primary investment objectives of the payment of current returns to investors and preservation of invested capital, and promotes its secondary investment objective of capital appreciation.

Our principal office is located at 590 Madison Avenue, 34th Floor, New York, NY 10022 and our telephone number is (212) 547-2600.

12.	Additional Information.

The Master Fund commenced investment operations on January 27, 2017 and had no operating history prior to that time. Certain information concerning our business, including our background, strategy, business, competition and personnel, is included in:

•	our Prospectus, as filed with the SEC on April 30, 2018 pursuant to Rule 497 promulgated under the Securities Act of 1933, as amended or supplemented (the “ Securities Act ”); and

•	our Issuer Tender Offer Statement on Schedule TO, as filed with the SEC on May 21, 2018.

Each of the foregoing documents is incorporated by reference herein. You may inspect and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. The SEC maintains an Internet site that contains reports, information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at www.sec.gov. Copies of these reports, information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

13.	Certain United States Federal Income Tax Consequences.

The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer. This summary is based upon the Code, applicable Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, changes in which could affect the tax consequences described herein and could occur on a retroactive basis. This summary addresses only Shares held as capital assets. This summary does not address all of the tax consequences that may be relevant to Shareholders in light of their particular circumstances. In addition, this summary does not address (i) any state, local or foreign tax considerations that may be relevant to a Shareholder’s decision to tender Shares pursuant to the Offer; or (ii) any tax consequences to partnerships or entities classified as partnerships for U.S. federal tax purposes (or their partners or members) tendering Shares pursuant to the Offer. Shareholders should consult their own tax advisors regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state and local tax laws. See Section 4.c. “Procedures for Tendering Shares—United States Federal Income Tax Withholding” above.

a.	U.S. Shareholders.

The sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, either as a “sale or exchange,” or under certain circumstances, as a “dividend.” Under Section 302(b) of the Code, a sale of Shares pursuant to the Offer generally will be treated as a “sale or exchange” if the receipt of cash: (i) results in a “complete termination” of the Shareholder’s interest in the Trust, (ii) is “substantially disproportionate” with respect to the Shareholder or (iii) is “not essentially equivalent to a dividend” with respect to the Shareholder. In determining whether any of these tests has been met, Shares actually owned, as well as Shares considered to be owned by the Shareholder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. If any of these three tests for “sale or exchange” treatment is met, a Shareholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the tax basis of the Shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to Shares sold will be long-term capital gain or loss if the holding period for such Shares is more than one year. The maximum long-term capital gains rate applicable to individual Shareholders is generally 15% or 20% depending on whether the individual’s income exceeds certain threshold amounts. In addition, certain high-income individual Shareholders will be subject to an additional 3.8% Medicare tax on gains recognized on the sale of Shares. The ability to deduct capital losses is limited. Under the “wash sale” rules of the Code, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a Shareholder acquires substantially identical Shares within 30 days before or after the date the Shares are purchased by the Trust pursuant to the Offer. In that event, the basis and holding period of the Shares acquired will be adjusted to reflect that the loss was disallowed.

If none of the tests set forth in Section 302(b) of the Code are met, amounts received by a Shareholder who sells Shares pursuant to the Offer will be taxable to the Shareholder as a “dividend” to the extent of such Shareholder’s allocable share of the Trust’s current or accumulated earnings and profits, and the excess of such amounts received over the portion that is taxable as a dividend will constitute a non-taxable return of capital (to the extent of the Shareholder’s tax basis in the Shares sold pursuant to the Offer). Any amounts received in excess of the Shareholder’s tax basis in such case will constitute taxable gain. If the amounts received by a tendering Shareholder are treated as a “dividend,” the tax basis in the Shares tendered to the Trust will be transferred to any remaining Shares held by such Shareholder. In certain circumstances, corporate U.S. Shareholders may also be entitled to a "dividends received deduction" in respect of amounts received in connection with the Offer that are treated as a "dividend."

In addition, if a tender of Shares is treated as a “dividend” to a tendering Shareholder, the IRS may take the position that a constructive distribution under Section 305(c) of the Code may result to a Shareholder whose proportionate interest in the earnings and assets of the Trust has been increased by such tender. Shareholders are urged to consult their own tax advisors regarding the possibility of deemed distributions resulting from the sale of Shares pursuant to the Offer.

The Trust may be required to withhold a portion of the gross proceeds paid to a U.S. Shareholder or other payee pursuant to the Offer unless the U.S. Shareholder has completed and submitted to the Trust a Form W-9, providing the U.S. Shareholder’s employer identification number or social security number, as applicable, and certifying under penalties of perjury that: (a) such number is correct; (b) either (i) the U.S. Shareholder is exempt from backup withholding, (ii) the U.S. Shareholder has not been notified by the IRS that the U.S. Shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Shareholder that the U.S. Shareholder is no longer subject to backup withholding; or (c) an exception applies under applicable law. The applicable rate for backup withholding is currently 24%. A Form W-9 is included with the Letter of Transmittal for U.S. Shareholders.

b.	Non-U.S. Shareholders.

The U.S. federal income taxation of a Non-U.S. Shareholder on a sale of Shares pursuant to the Offer depends on whether this transaction is “effectively connected” with a trade or business carried on in the United States by the Non-U.S. Shareholder (and if an income tax treaty applies, on whether the Non-U.S. Shareholder maintains a U.S. permanent establishment) as well as the tax characterization of the transaction as either a sale of the Shares or a dividend distribution by the Trust, as discussed above for U.S. Shareholders. If the sale of Shares pursuant to the Offer is not so effectively connected (or, if an income tax treaty applies, the Non-U.S. Shareholder does not maintain a U.S. permanent establishment) and if it gives rise to gain or loss rather than dividend treatment, any gain realized by a Non-U.S. Shareholder upon the tender of Shares pursuant to the Offer will not be subject to U.S. federal income tax or to any U.S. tax withholding; provided, however, that such a gain will be subject to U.S. federal income tax at the rate of 30% (or such lower rate as may be applicable under an income tax treaty) if the Non-U.S. Shareholder is a non-resident alien individual who is physically present in the United States for more than 182 days during the taxable year of the sale. If Non-U.S. Shareholders are deemed, for the reasons described above in respect of U.S. Shareholders, to receive a dividend distribution from the Trust with respect to Shares they tender, the portion of the distribution treated as a dividend to the Non-U.S. Shareholder would be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty) if the dividend is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Shareholder.

If the amount realized on the tender of Shares by a Non-U.S. Shareholder is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Shareholder (and, if an income tax treaty applies, the Non-U.S. Shareholder maintains a U.S. permanent establishment), regardless of whether the tender is characterized as a sale or as giving rise to a dividend distribution from the Trust for U.S. federal income tax purposes, the transaction will be treated and taxed in the same manner as if the Shares involved were tendered by a U.S. Shareholder.

Any dividends received by a corporate Non-U.S. Shareholder that are effectively connected with a U.S. trade or business in which the corporate shareholder is engaged (and if an income tax treaty applies, are attributable to a permanent establishment maintained by the corporate Non-U.S. Shareholder) also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Non-U.S. Shareholders should provide the Trust with a properly completed Form W-8BEN, Form W-8BEN-E, Form W-8IMY, Form W-8ECI or other applicable form in order to avoid backup withholding on the cash they receive from the Trust regardless of how they are taxed with respect to their tender of the Shares involved.

The tax discussion set forth above is included for general information only. Each Shareholder is urged to consult such Shareholder’s own tax advisor to determine the particular tax consequences to him or her of the Offer, including the applicability and effect of state, local and foreign tax laws.

14.	Amendments; Extension of Tender Period; Termination.

We reserve the right, at any time during the pendency of the Offer, to amend, supplement, extend or terminate the Offer in any respect. Without limiting the manner in which we may choose to make a public announcement of such an amendment, supplement, extension or termination, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, except as provided by applicable law (including Rules 14e-1(d) and 13e-4(e)(3) promulgated under the Exchange Act).

We may extend the period of time the Offer will be open by issuing a press release or making some other public announcement by no later than 9:00 A.M., Eastern Time, on the next business day after the Offer otherwise would have expired. Except to the extent required by applicable law (including Rule 13e-4(f)(1) promulgated under the Exchange Act), we will have no obligation to extend the Offer.

15.	Forward Looking Statements; Miscellaneous.

This Offer may include forward-looking statements. The forward-looking statements contained in this Offer may include statements as to:

•	our future operating results;

•	our business prospects and the prospects of the companies in which the Master Fund may invest;

•	the impact of the investments that we expect the Master Fund to make;

•	the ability of the Master Fund’s portfolio companies to achieve their objectives;

•	the Master Fund’s current and expected financings and investments;

•	changes in the general interest rate environment;

•	the adequacy of our and the Master Fund’s cash resources, financing sources and working capital;

•	the timing and amount of cash flows, distributions and dividends, if any, from the Master Fund’s portfolio companies;

•	our contractual arrangements and relationships with third parties;

•	actual and potential conflicts of interest with the Advisor or any of its affiliates;

•	the dependence of our future success on the general economy and its effect on the industries in which the Master Fund may invest;

•	the Master Fund’s use of financial leverage;

•	the ability of the Advisor to locate suitable investments for the Master Fund and to monitor and administer the Master Fund’s investments;

•	the ability of the Advisor or its affiliates to attract and retain highly talented professionals;

•	our and the Master Fund’s ability to qualify for and maintain qualification as a RIC;

•	the impact on our business of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, and the rules and regulations issued thereunder;

•	the effect of changes to tax legislation and our and the Master Fund’s tax position; and

•	the tax status of the enterprises in which the Master Fund may invest.

In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this Offer involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in the section of our Prospectus entitled “Risk Factors.” Other factors that could cause actual results to differ materially include:

•	changes in the economy;

•	risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; and

•	future changes in laws or regulations and conditions in our operating areas.

We have based the forward-looking statements included in this Offer on information available to us on the date of this Offer. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to consult any additional disclosures that we may make directly to you or through reports that we may file in the future with the SEC. The forward-looking statements and projections contained in this Offer are excluded from the safe harbor protection provided by Section 27A of the Securities Act and Section 21E of the Exchange Act.

The Offer is not being made to, nor will we accept tenders from, or on behalf of, owners of Shares in any jurisdiction in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Shares in accordance with the Offer would not be in compliance with the laws of such jurisdiction. We, however, reserve the right to exclude Shareholders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made or tendered Shares cannot lawfully be accepted, purchased or paid for. So long as we make a good-faith effort to comply with any state law deemed applicable to the Offer, we believe that the exclusion of holders residing in any such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more brokers or dealers licensed under the laws of such jurisdiction.

May 21, 2018	NORTHSTAR REAL ESTATE CAPITAL INCOME FUND-T